EXHIBIT 6

                      SPHERA GLOBAL HEALTHCARE MASTER FUND

                                 (the "COMPANY")

                            UNANIMOUS WRITTEN CONSENT

                                       OF

                      THE BOARD OF DIRECTORS OF THE COMPANY

                          Dated as of November 29, 2009

The undersigned, comprising all the members of the Board of Directors of the Company, acting in lieu of meeting in accordance with the Articles of Association of the Company and waiving any prior notice requirements, do hereby consent in writing as follows:

IT IS RESOLVED:

1. That the authorized signatories on behalf and in the name of the Company shall be ITSCHAK SHREM, YAACOV NIR, DORON BREEN and MENACHEM INBAR (each "SIGNATORY")

2. That the joint signature of any two Signatories along with the name of the Company printed, stamped or typed shall bind the Company for any and all matters.

3.   * * *

4. To hereby authorize any two Signatories, acting together, to sign, execute and deliver all such documents and instruments on behalf of the Company, as may be required to open and operate such Accounts.

5. That in addition to the foregoing, with respect to the operation of the Accounts, each of ISRAEL MOR, DORON BREEN, RON SENATOR and AYALA HENIG is hereby authorized to submit oral instructions via telephone in the name and on behalf of the Company; PROVIDED that such instructions SHALL NOT effect a withdrawal and / or transfer of monies, securities or assets from the Company's Accounts.

                           [SIGNATURE PAGE TO FOLLOW]


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IN WITNESS WHEREOF, it has been resolved as of the date appearing above.

Itschak Shrem      /S/ ITSCHAK SHREM       Yaacov Nir         /S/ YAACOV NIR

Doron Breen        /S/ DORON BREEN         Menachem Inbar     /S/ MENACHEM INBAR